Memorandum of Understanding

By and Between Mesa Robotics, Inc. and Innova Holdings, Inc.

This Memorandum of Understanding (MOU), dated April 26, 2006 is entered into by and between Innova Holdings Inc., a Delaware corporation, with its principal place of business at 15870 Pine Ridge Rd., Ft. Myers, FL 33908, USA, its subsidiaries, (hereinafter referred to as “Innova Holdings”) and Mesa Robotics, Inc. an Alabama corporation, with its principal place of business at 9238 Madison Boulevard, Bldg, 2, Ste, 116, Madison, AL 35758, USA (hereinafter referred to as “Mesa”).

WHEREAS, Innova Holdings is recognized for revolutionary and innovative engineering, design and manufacture of robotic systems, unmanned systems, excellence in engineering and technical services, and

WHEREAS, Mesa Robotics is recognized as a leader in the design, development, and integration of robotic vehicles and robotic vehicle payloads, with a reputation for excellence in engineering and technical services.

WHEREAS, INNOVA and Mesa are interested in pursuing opportunities for research, product development, evaluation and sale of robotic and unmanned vehicle systems.

THEREFORE, the Parties agree to enter into a Memorandum of Understanding for the purpose of exploring a strategic alliance/collaboration between the companies to collectively establish and integrate their robotics-related products into the military, government, Homeland Security and civilian markets.

Exclusivity
Each party agrees to an exclusive arrangement for the joint programs. This agreement does not restrict either party from pursuing unmanned ground vehicle technology development activities outside the scope of this agreement independently or through other associations provided the other party to this agreement did not make the introduction. If either party makes an introduction to a third party user or purchaser of technology, the other party shall not engage in any activity with such third party without the involvement or specific written approval of the introducing party. Should the developments anticipated require the use of the other party’s intellectual properties; neither party will have the right to use such or offer the intellectual property of the other without the specific written approval of the party owning the technology.

The parties agree to use their best efforts to enter a final definitive agreement between the parties which agreement shall include but not be limited to the matters set forth herein. The final agreement will define the scope of this mutual relationship and establish the specific terms and conditions of the use of intellectual property by either party. It will include, but will not be limited to sharing of detailed marketing, sales and intellectual properties and skill sets in an effort to penetrate jointly the existing Military, Homeland Security and Commercial markets. Mesa’s pre-existing sales agreements that are in place on this date will also be addressed in the final agreement.

Joint Marketing Activities
Based upon Mesa’s robotic vehicle and vehicle payload design and development expertise and Innova’s marketing, sales, applications engineering and expertise in software and controls, Mesa and Innova agree to perform joint marketing efforts and joint development when desired by both parties, with the intent to capture present and future joint opportunities in the unmanned ground vehicle (UGV), unmanned air vehicle (UAV) and unmanned surface ship/vehicle markets.

Proprietary Information
Mesa and Innova may find it advantageous to exchange proprietary information. If any proprietary information is exchanged by either party, the use, disclosure and protection of such shall be in strict accordance with the Non-Disclosure Agreement (dated April 14, 2006). The termination or expiration of this MOU shall not impair the continuing effectiveness of the Non Disclosure Agreement.

Additionally, Innova agrees to consider the licensing of its patents and software for specific field(s) of use in a formal contractual agreement, should it be established that it benefits both parties in its efforts to market and or create additional proprietary products. Additional agreements and developments that are a direct result of this MOU will be drafted and agreed to by the Parties separately.

Publicity
Mesa and Innova agree that any news releases, public announcements, advertisements or other publicity released by either party concerning this relationship, or any proposals made under this relationship will be reviewed and approved in writing by the other party prior to release.

Expiration
This MOU will expire within 90 days or upon successful establishment of a formal contractual strategic business arrangement between Mesa and Innova.

Authorized Persons:

Mesa Robotics, Inc.	Innova Holdings, Inc.

By: /s/ Don Jones	By: /s/ Walter Weisel

Don Jones	Walter Weisel
Vice President	Chief Executive Officer
Date:	Date: